APPLICATION FOR [INVESTMENT AGREEMENT]

to be issued by

PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY (“PRIAC”)

[280 Trumbull Street, Hartford, CT 06103]

Name of Applicant as it should appear on the [Investment Agreement]:

Street Address:
City,State & Zip Code:
The Applicant is the (choose one) ☐ Trustee ☐ Plan Sponsor/Employer ☐ Named fiduciary of the following Plan(s):

Such Plan(s) is/are intended to meet the requirements of the following sections of the Internal Revenue Code: ☐ 401(a) ☐ 401(k) ☐ 403(b) ☐ 414(d) ☐ 457(b) ☐ 457(f) ☐ Other
The Applicant hereby applies for a PRIAC [Investment Agreement (a group annuity contract)] with the following investment product(s):

This Application will be attached to and form a part of the [Investment Agreement].

WARNING: It is a crime to provide false or misleading information to an insurer for the purpose of defrauding the insurer or any other person. Penalties include imprisonment and/or fines. In addition, an insurer may deny insurance benefits if false information materially related to a claim was provided by the applicant.

The undersigned individuals represent that they have the requisite power and authority to apply for [a(n) Investment Agreement] on behalf of the Plan(s).

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GA-2008 APP	(DC)